Exhibit 10.17

Storage and Transportation Agreement

Coventanter:

Storage and transport undertaker: Phi-Kai Technology Co., Ltd. (hereinafter referred to as Party A)

The Client: NXP Semiconductors Taiwan Ltd. (hereinafter referred to as Party B)

Both parties hereby agree to conclude this agreement on products storage and transportation, with the conditions and terms as follows:

Article 1 (1) Place of storage and transportation

Three plants provided by Party A, which are located at 1/F at No.106, No.108 and No.110 Nanzi Processing and Export Zone, Nanzi District, Kaohsiung respectively.

(2) Tasks and requirements

Party A provides the plant, equipment and work environment as required by Party B (see Annex 1 for details) for storage and transportation of the products of Party B.

Article 2 Term of the agreement

The term of the agreement shall be from Mar.1st of the 96th year to Feb.29th of the 101st year of the Republic of China. Party A and Party B shall go through formalities for renewal of the agreement six months prior to its expiration; if they fail to do so for whatsoever reasons, the term of the agreement shall be automatically extended until the formalities for renewal of the agreement is handled; however, the extension may not be over one month.

Article 3 Storage and transportation fee collection and term of payment

1. The agreements on collection of storage and transportation fee are as follows:

A fixed fee of five hundred, eighty-nine thousand, two hundred and eighty-five New Taiwan Dollar each month, which is subject to no adjustment within the term of the agreement.

2. The storage and transportation fee shall be paid on the first date of each month. Party B shall, on the date of payment of each month, pay the storage and transportation fee to the bank account as specified by Party A (bank: Nanzi Branch, Mega International Commercial Bank, account holder: Phi-Kai Technology Co., Ltd., A/C:003-09-154870); if such fee hasn’t been remitted to the account within three working days, Party A shall demand the payment in written form.

3. Upon receipt of the storage and transportation fee each month, Party A shall issue to Party B a unified invoice for the amount received.

4. Security deposits: to ensure the terms hereof are really observed and performed, Party B shall, upon execution of the agreement, pay to Party A by demand check security deposits of one million, two hundred thousand New Taiwan Dollar. Party A shall, on a monthly basis, issue to Party B an invoice for the interest on the security deposits based on the three-year fixed deposit rate published by top six banks. If the agreement is not renewed upon its expiration and Party B returns the plant and facilities according to the agreement, Party A shall refund the security deposits without interest; however, if Party B hasn’t paid its outstanding storage and transportation fee, or any damage to the other facilities is found, or Party B fails to perform relevant articles hereof, the security deposits may be used to indemnify Party A for any damage caused to it.

Article 4 Expense bearing

1. The land rent and house property tax incurred during the period of storage and transportation shall be borne by Party A and the water and electricity charges and business tax shall be borne by Party B.

2. In case Party B no longer renews the agreement or terminates the agreement upon expiry of the storage and transportation period, the plant and equipment provided by Party A are still owned by Party A.

3. If Party B no longer entrusts Party A with storage and transportation of its products, anything left in the plant of Party A shall be deemed as being discarded and subject to disposal of Party A, to which Party B may not raise any objection and shall bear the expenses incurred in connection therewith.

Article 5 Agreement on storage and transportation

These plants and facilities shall only be used for legal storage and transportation and Party B may not use them in disguised or illegal form, or store dangerous goods or manufacture or transport other articles which are sufficient to cause public danger.

Article 6 Rights and obligations

1. Party B shall repair any damage to the places and equipment within the plant provided by Party A. Party A shall repair the main body of the plants (appearance and structure) to secure against any damage or danger.

2. In case the plant and facilities provided by Party A are needed to be changed or decorated during the term of the agreement, Party B may not cause any damage to the main structure of the buildings; if Party B doesn’t intend to renew the agreement upon its expiration, it shall restore the storage and transportation conditions to its original state described hereunder.

3. Party B shall take out insurance for the products within the plant during their storage and transportation period.

Article 7: Damage liability

1. Party B shall properly maintain the plant and facilities during the term of agreement; in case of any damage to or loss of the object due to the fault of Party B or any of its affiliates, Party B shall be liable for damage compensation or repair of it.

2. Party B shall be fully liable for any damage to or loss of the properties of Party A or any third party due to the fault of Party B or any of its affiliates.

Article 8: Default liabilities

1. During the term of the agreement, if Party B is in arrears with the storage and transportation fee for over two periods, and still fails to make the payment or correction within ten (10) days after the payment is demanded by Party A, Party A may terminate the storage and transportation agreement and claim any reasonable loss from Party B, to which Party B may not raise any objection.

2. If, pursuant to the provisions as contained in Article 7 hereof, Party B shall be liable for indemnification or repair of the damage, and still fails to make indemnification or repair the damage within thirty (30) days after the payment is demanded by Party A, Party A may directly hire somebody to repair the damage and Party B shall immediately reimburse Party A for the expense incurred without objection.

3. Party B may not request the security deposits to be refunded prior to expiration of the term of agreement; if Party B early terminates the agreement, it shall indemnify Party A for all costs and expenses incurred by Party A (see Annex 2 for details); if Party B has already restored the storage and transportation conditions to its original state described hereunder, Party A shall fully refund its security deposits.

4. Unless Party B violates above terms, Party A may not terminate storage and transportation; otherwise, it shall indemnify Party B for any of its loss due to termination of storage and transportation. Party A is not liable for any loss from termination of storage and transportation due to natural disasters, man-made calamities or change in government decree.

Article 9 Miscellaneous

1. Party B has the priority to renew the agreement upon its expiration and the storage and transportation fee will be subject to negotiation based on the average fee rate for the standard plant within Nanzi Processing Zone.

2. If Party B doesn’t intend to renew the agreement upon its expiration, it shall pay off all due expenses; otherwise, Party A may claim amount in arrear from Party B.

3. Upon expiration of the agreement or if Party A terminates the storage and transportation agreement pursuant to Article 8 while Party B fails to return the plant and equipment provided by Party A, Party B shall, in addition to paying to Party A a penalty calculated on a daily basis in proportion of the storage and transportation fee until the object is returned, indemnify Party A for any of its loss.

4. If the agreement is not renewed upon its expiration, or if Party A terminates the storage and transportation agreement pursuant to Article 8, Party B shall, within ten (10) days upon such expiration or termination, return the object to Party A after removing its own articles and equipment, with the original equipment within the object maintained; Otherwise, any articles of Party B left will be disposed of as wastes by Party A , to which Party B may not raise any objection.

Article 10 General provisions

1. The number of days mentioned herein refers to the number of working days, which is subject to postponement in case of holidays (including Saturday).

2. The communication addresses of both parties are as given herein. In case of any change, either party shall inform the other party by registered mail; otherwise, if the mail is returned as it is unable to be served or is rejected, the date of first delivery by the post office shall be the date of service.

3. The agreement and the annexes hereto shall constitute the entire agreement between Party A and Party B and shall replace all previous oral and written communication, expression of intent and agreements between both parties. Both parties will not be bound by anything not contained herein or the annexes hereto. The annexes and this agreement are equally valid. In case of any conflict, the provisions herein shall prevail.

4. The headline of each article and item hereof are only for the convenience of reading and may not be used to construe, constrain or affect the meaning of the words used in such article or item.

5. The ineffectiveness of any articles hereof will not nullify other articles, provided that it doesn’t affect the effectiveness of other articles.

6. Party A temporally granting to Party B any preferences or waiving any rights may not be deemed that Party A will grant or waive the same preferences or rights in the future.

7. Any disputes between both parties arising from the agreement shall be firstly brought before the local court of Kaohsiung if an action is necessary and shall be governed by the laws of the Republic of China.

8. The agreement shall be made in duplicate, one for each party. Both parties shall pay their own stamp tax.

9. Anything not covered herein shall be resolved by both parties through negotiation.

Coventanter:

Party A (Storage and transport undertaker): Phi-Kai Technology Co., Ltd.

Director: Fu Youzhao

United No.:70848768

Add: 2/F, No.110 Nanzi Processing and Export Zone, Nanzi District, Kaohsiung

Tel.: (07)365-1608

Party B (The Client): NXP Semiconductors Taiwan Ltd.

Director: Lv Xuezheng

United No.:89002500

Add: 10 Jingwu Road, Nanzi Processing and Export Zone, Kaohsiung

Tel.: (07)361-2511

Jan. 15th of the 96th year of the Republic of China

Annex 1-Requirement Specifications for Storage and Transportation Plant

A. Fire-fighting system

1. It is required to set up fire alarm / smoke detection / broadcasting / fire hydrant according to domestic Fire Control Law.

2. It is required to install wet-pipe sprinkler system.

a). Basis for design

•	NFPA 13 Installation standard for sprinkler system

•	NFPA 20-Installation of centrifugal pump

•	NFPA 231-General standards for warehouse storage

•	NFPA 231C-Standard for shelf storage

•	Domestic fire control law

b). System description

•	The standard sprinkler system shall be lower than 3.6m² and plastics shall be properly protected.

•	sprinkler system shall be installed with 6” main pipe (galvanized iron pipe) and a discharge pressure of 750 gallon/minte or 6kg/cm²shall be available for use by the system.

•	All the equipment, including the sprinkler head, pump and valves, shall be certified by UL/FM.

•	Outdoor pipeline shall be accompanied with indicators to indicate the status (open or close) of the valve.

•

To avoid any effect of earthquake, anti-shock measures shall be considered for the sprinkler system, including inclined support, proper space in the place of walls and floor where the pipeline runs through and kidney joint at particular place of the pipeline.

•	The density of water is designed to be 8.1 1pm/min, the maximum operation area is 139 sq.m, and the protective area for sprinkler head is no more 9.3 sq.m.

•

The control valve of each sprinkler system is equipped with one Tamper Switch, which is used to monitor the conditions when the valve is open and the signal will be transmitted to the control panel when the valve is closed.

•	The water of the sprinkler system is supplied by 6” pipe (galvanized iron pipe).

B. Lighting power system

1. Lamps with switches should be installed, which should, together with the set-up within the storage area, give average intensity of illumination of over 500 Lux.

2. Three-phase-five-wire (380V), single-phase-three-wire (220V) and single-phase-three-wire (110V) power supply system shall be installed, all of which shall gain power by connecting with emergency generator through ATS system.

3. The installation of power system is subject to national Electrical Engineering Rules.

C. Air-conditioning and exhaust system

Install air-conditioning and exhaust system to allow the indoor temperature and humidity to meet the following requirements:

Temperature: 28☐

Humidity: <75%

C02: <1500PPM

Annex 2: List of Damages for Breach of Contract

This case is Built-to-Suit Remodeling (applicable only to storage of finished NXP semiconductor). Party A shall provide an integral solution tailored based on the requirements of Party B (see Annex 1). Its cost for initial equipment and establishment of work environment is ten million New Taiwan Dollar only (10,000,000).If Party B terminates the agreement prior to its expiration, it shall pay the following damages to Party A depending on the date of termination.

Date	BTS cost accrued and amortized by Party A	BTS cost yet to be accrued and amortized by Party A	Damages to be paid by Party B in case of early termination of the agreement
As of Jun.30th of the 96th year	500,000	9,500,000	10,000,000
As of Sep.30th of the 96th year	1,000,000	9,000,000	9,500,000
As of Dec.31st of the 96th year	1,500,000	8,500,000	9,000,000
As of Mar.31st of the 97th year	2,000,000	8,000,000	8,500,000
As of Jun.30st of the 97th year	2,500,000	7,500,000	8,000,000
As of Sep.30st of the 97th year	3,000,000	7,000,000	7,500,000
As of Dec.31st of the 97th year	3,500,000	6,500,000	7,000,000
As of Mar.31st of the 98th year	4,000,000	6,000,000	6,500,000
As of Jun.30st of the 98th year	4,500,000	5,500,000	6,000,000
As of Sep.30st of the 98th year	5,000,000	5,000,000	5,500,000
As of Dec.31st of the 98th year	5,500,000	4,500,000	5,000,000
As of Mar.31st of the 99th year	6,000,000	4,000,000	4,500,000
As of Jun.30st of the 99th year	6,500,000	3,500,000	4,000,000
As of Sep.30st of the 99th year	7,000,000	3,000,000	3,500,000
As of Dec.31st of the 99th year	7,500,000	2,500,000	3,000,000
As of Mar.31st of the 100th year	8,000,000	2,000,000	2,500,000
As of Jun.30st of the 100th year	8,500,000	1,500,000	2,000,000
As of Sep.30st of the 100th year	9,000,000	1,000,000	1,500,000
As of Dec.31st of the 100th year	9,500,000	500,000	1,000,000
As of Mar.31st of the 101th year	10,000,000	0	500,000